Applied Signal Technology, Inc. Bonus Pool Policy

1.0 Plan

The bonus pool is based upon the Company's cumulative annual net income. Any bonus amounts will be paid annually. This plan applies to all regular employees and educational casual employees, as defined by the Human Resources Employee Handbook.

2.0 Disbursement

The bonus pool amount will be evaluated once per year in December in accordance with the criteria stated in Section 3.0. The disbursement (if any) will be made in check form with appropriate income tax withheld. The disbursement will be made the last week of December (approximate) and will be based on the cumulative 12 months earnings ending 31 October.

3.0 Criteria

The bonus pool amount is based upon two things:

1. The employee's cumulative earnings (excluding overtime pay) for the disbursement period.

2. The Company's net income at 31 October (adjusted to add back the bonus expense used to develop the plan).

The relationship to the Company's net income is shown in Figure 1. The two defining points in Figure 1 are (1) the target net income needed to earn a bonus pool of 4% of total payroll (TARGET) and (2) the minimum target net income needed to earn a bonus pool of 1% of total payroll (TARGET--$x). These defining points will be set by the Board of Directors at the beginning of each fiscal year. There will be no bonus if net income is less than the minimum target net income.

One-half of the bonus pool earned will be paid to all eligible employees as a percent of their cumulative earnings. To be eligible for a bonus, an employee must be employed by the Company on the day of disbursement. The remaining half will be distributed to each division director on a pro-rata basis per the division payroll. They will distribute bonuses on a discretionary basis. For purposes of the plan, "earnings" are defined as an employee's base salary.

The percentage shall be calculated as shown in Figure 1.

Figure 1. Bonus Pool vs. Net Income